Exhibit 1.1

EXECUTION VERSION

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Amendment Agreement”) is dated May 9, 2022 and made between Atlantica Sustainable Infrastructure plc (the “Company”) and BofA Securities Inc., MUFG Securities Americas Inc. and RBC Capital Markets, LLC (the “Agents”).

Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Distribution Agreement (as defined below).

RECITALS:

WHEREAS, this Amendment Agreement is entered into with reference to the Distribution Agreement, dated as of February 28, 2022, among the Company and the Agents (the “Distribution Agreement”);

WHEREAS, the purpose of this Amendment Agreement is to agree on certain amendments to the Distribution Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENT:

SECTION 1.          AMENDMENT. The parties to this Amendment Agreement agree to amend the Distribution Agreement in accordance with this Section 1 with effect on and from the date hereof:

(a)          Section 2(h) of the Distribution Agreement is hereby replaced in its entirety with the following:

“Notwithstanding any other provision of this Agreement, the Company shall not offer or sell, or request the offer or sale, of any Shares pursuant to this Agreement (whether in an Agency Transaction or a Principal Transaction) and, by notice to any Agent given by telephone (confirmed promptly by email), shall cancel any instructions for the offer or sale of any Shares, and the Agents shall not be obligated to offer or sell any Shares, (i) during any period in which the Company’s insider trading policy, as it exists on the date of this Agreement, would prohibit the purchases or sales of the Company’s Ordinary Shares by any of its officers or directors, which such period shall be deemed to end on the date on which the Company’s subsequent Annual Report (as defined below) or Quarterly Report (as defined below) is filed or furnished, respectively, with the Commission, (ii) during any period in which the Company is, or could be deemed to be, in possession of material non-public information or (iii) at any time from and including the date on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations through and including the time that is 24 hours after the time that the Company furnishes or files, respectively, a quarterly report on Form 6-K, containing reviewed quarterly financial statements for the three months ended March 31, June 30 or September 30 (each a “Quarterly Report”) or an annual report pursuant to Section 13 or 15(d) of the Exchange Act on Form 20-F (the “Annual Report”), as applicable.”

(b)          With effect from the date hereof, references in the Distribution Agreement to “this Agreement” shall be construed as references to the Distribution Agreement as amended by this Amendment Agreement.

(c)          Save as explicitly amended by this Amendment Agreement, the provisions of the Distribution Agreement shall continue unmodified and in full force and effect.

SECTION 2.          GOVERNING LAW.  This Amendment Agreement and any claim, controversy or dispute arising under or relating to this Amendment Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its choice of law provisions, and the provisions of Section 14 of the Distribution Agreement shall be deemed to be incorporated into this Amendment Agreement in full, mutatis mutandis.

SECTION 3.          COUNTERPARTS.  This Amendment Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Electronic signatures complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law will be deemed original signatures for purposes of this Amendment Agreement.

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If the foregoing correctly sets forth the understanding between the Company and the Agents, please so indicate in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement among the Company and the Agents to amend the Distribution Agreement in accordance with its terms.

Very truly yours,

ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC

By:	/s/ Francisco Martinez-Davis
Name: Francisco Martinez-Davis
Title: Authorized Signatory

Accepted and agreed to as of the
date first above written:

BOFA SECURITIES INC.

By:	/s/ David Mikula
Name: David Mikula
Title: Managing Director

MUFG SECURITIES AMERICAS INC.

By:	/s/ Jason Demark
Name: Jason Demark
Title: Director

RBC CAPITAL MARKETS, LLC

By:	/s/ Christopher Adams
Name: Christopher Adams
Title: Managing Director